Exhibit 23.1

Consent of Independent Certified Public Accountant
Michael F. Cronin
Certified Public Accountant
687 Lee Road, #210A
Rochester, New York 14606

The Board of Directors

Amalgamated Pictures Corp.:

I consent to the use of my report dated October 11, 2005 in the Amended Registration Statement dated October 27, 2005 on Form SB-2 of Amalgamated Pictures Corp. for the registration of 100,000 units, each unit consisting of one share of common stock and one Class A warrant to purchase additional common stock and to the reference to the undersigned under the heading "Experts" therein.

/s/ Michael F. Cronin

Rochester, New York

October 27, 2005